Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated November 7, 2007, accompanying the consolidated financial statements included in the Annual Report of Location Based Technologies Corp. (formerly PocketFinder, Inc.) (a development stage company) on Form 10-KSB for the years ended August 31, 2007 and 2006, and for the period from inception (September 16, 2005) through August 31, 2007, which is incorporated by reference in this Registration Statement on Form S-8.  We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

Mendoza Berger & Company, LLP

/s/ Mendoza Berger & Company, LLP

October 29, 2008
Irvine, California